Exhibit 3.8
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
VANDA PHARMACEUTICALS INC.
(Pursuant to Sections 242 and 245 of
the Delaware General Corporation Law)
     Vanda Pharmaceuticals Inc., a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law,
     DOES HEREBY CERTIFY:
     FIRST: That the name of this corporation is Vanda Pharmaceuticals Inc. and that this corporation was originally incorporated pursuant to the Delaware General Corporation Law on November 13, 2002 under the name Vanda Pharmaceuticals Inc. A First Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 12, 2003. A Second Restated Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on September 28, 2004.
     SECOND: That the Second Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:
ARTICLE I
     The name of the corporation is Vanda Pharmaceuticals Inc. (the “Corporation”).
ARTICLE II
     The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV
     A. Classes of Stock. The Corporation is authorized to issue two classes of stock, to be designated common stock (“Common Stock”) and preferred stock (“Preferred Stock”). The number of shares of Common Stock authorized to be issued is one hundred fifty million (150,000,000), par value $0.001 per share, and the number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000), par value $0.001 per share.

     B. Issuance of the Preferred Stock. The Preferred Stock may be issued from time to time in one or more series without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Amended and Restated Certificate of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of authorized shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In the event that the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.
ARTICLE V
     A. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Section A of this Article V.
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, if any, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors and shall share equally on a per share basis in all such dividends.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights, if any, the assets of the Corporation shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
          3. Voting Rights. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Cumulative voting shall not be permitted.
ARTICLE VI
     A. Management and Conduct of the Corporation’s Affairs. The following provisions are inserted for the management of the business and the conduct of the affairs of the

Corporation and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          1. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
          2. Election of Directors. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
          3. Number of Directors. Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board and may not be fixed by any other person(s). For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
          4. Staggered Board of Directors. The Board of Directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of stockholders following the effective date of this Amended and Restated Certificate of Incorporation, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of stockholders following the effective date of this Amended and Restated Certificate of Incorporation and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of stockholders following the effective date of this Amended and Restated Certificate of Incorporation. The foregoing notwithstanding, each director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s prior death, resignation, retirement, disqualification or other removal. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
          5. Change in the Authorized Number of Directors. Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of such director’s current term, or such director’s prior death, resignation, retirement, disqualification or other removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to more than one class, the Board of Directors shall allocate such directorship to that of the available class whose term of office is due to expire at the earliest date following such allocation.
          6. Newly Created Directorships. Subject to the rights of any holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
          7. Stockholder Nominations of Directors. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.
          8. Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
          9. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
          10. Special Meetings of the Stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board.
ARTICLE VI I
     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any

transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.
     Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.
ARTICLE VIII
     Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal any or all of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board.
     In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of this Amended and Restated Certificate of Incorporation; provided, however, that any amendment or repeal of Article VI or this Article VIII shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
* * * *
     THIRD: That the foregoing Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.
     FOURTH: That said this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s heretofore existing Second Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation this           day of                     , 2006.

Mihael Polymeropoulos Chief Executive Officer